UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report: September 29, 2004

(Date of earliest event reported)

eGAIN COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-30260	77-0466366
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

345 E. Middlefield Road, Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 230-7500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 29, 2004, eGain Communications Corporation and certain holders of its 6.75% Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) have entered into a restructuring agreement and a voting agreement and proxy whereby such Series A Preferred holders have agreed to vote in favor of an amendment to the Company’s certificate of incorporation providing for the conversion of all outstanding shares of Series A Preferred into approximately 11.6 million shares of common stock. The holders of the converted shares would have rights to register the shares of common stock received in such conversion for resale. The proposed transaction is subject to approval of the company’s stockholders.

Absent an agreement to the contrary, the Series A Preferred is scheduled to be redeemed in August 2005 for approximately $123.3 million (the amount of $88.5 million plus accretion from August 2000), payable at the company’s option in (1) cash or (2) common stock based on a price equal to 95% of the then-current trading value of the common stock.

Item 9.01 Financial Statements And Exhibits

(c)	Exhibits

EXHIBIT NO. — DESCRIPTION

10.1	Restructuring Agreement

99.1	Press release, dated as of September 29, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 29, 2004	eGAIN COMMUNICATIONS CORPORATION

	By:	/s/ Eric Smit
Eric Smit Chief Financial Officer (Principal Financial Officer and Duly Authorized Signatory)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restructuring Agreement

99.1	Press release, dated as of September 29, 2004